EXHIBIT 10(AG) - MATERIAL CONTRACTS

National Western Life Insurance Company
Domestic Marketing Officer Bonus Program

The Bonus Program ("Program") is designed to reward Domestic Marketing officers for their performance in achieving pre-determined sales targets while assisting the Company in managing to its profit criteria. The Plan incorporates three measurable performance factors: (1) sales, which are defined as net placed annualized target premium for Life business and as total placed premium for Annuity business, (2) persistency, and (3) expense management.

Each of the above performance factors will have an assigned target level for purposes of the Program. Succeeding years under the Program will have agreed upon target levels by year. Assuming a "par" performance (i.e. achieving each target level), the weighting of the bonus (applied to base salary) is 50% for sales performance, 25% for persistency performance, and 25% for expense management performance. Actual results compared to the targets can either increase or decrease these percentages as explained in each of the following sections.

Sales Component (50% of base salary):

The sales component of the Program is further subdivided between Life production and Annuity production. For 2002, the Domestic sales goals are:

  Life -- $7,300,000 net placed annualized target premium

  Annuities -- $333,000,000 net placed total premium

The New Business Market Summary Report (NWAR60) will be the source of sales results for purposes of this Program. Based upon these sales goals, the bonus percentage corresponding with the Life and Annuity sales production levels achieved in 2002 will be applied to 50% of each Domestic Marketing officer's base salary in accordance with the following grid:

Life Placed	Bonus	Annuity Placed	Bonus
Target Premium	%	Total Premium	%

$3,300,000	10%	$290,000,000	10%
$4,300,000	20%	$300,000,000	20%
$5,300,000	30%	$310,000,000	30%
$6,300,000	40%	$320,000,000	40%
$7,300,000	50%	$333,000,000	50%
$8,300,000	60%	$400,000,000	60%
$9,300,000	70%	$466,000,000	70%
$10,300,000	80%	$533,000,000	80%
$11,300,000	90%	$600,000,000	90%
$12,300,000	100%	$666,000,000	100%

Assuming an officer salary of $100,000 and 2002 production of $6,300,000 of Life placed target premium and $466,000,000 of Annuity placed total premium, the officer's 2002 sales bonus component under the Program would be $55,000 ($100,000 x 50% x 40% for Life business plus $100,000 x 50% x 70% for Annuity business).

Persistency Component (25% of base salary):

Similar to the sales component, the persistency component of the Program is further subdivided between Life business and Annuity business. The target persistency performance factors have been supplied by Actuarial and are as follows:

For Life business:

  First year annual lapse rate of 18.0%

  Second year annual lapse rate of 11.0%

  Third year annual lapse rate of 10.0%

For Annuity business:

  First year annual lapse rate of 2.0%

  Second year annual lapse rate of 6.0%

  Third year annual lapse rate of 9.0%

The persistency calculations will be done a rolling basis by applying a monthly factor, which equates over twelve months to the annual lapse rate, to each month's sales from the month of sale and each successive month thereafter. Accordingly, the persistency calculation will be a weighting of each month's sales amount and its corresponding duration at the time of measurement. For purposes of the Program, the persistency calculation will only be applied to business placed beginning in January 2002 and following (i.e. inforce Annuity business as of 12/31/01 will not be part of the persistency calculation).

Based upon these persistency performance factors, the bonus percentage corresponding with the Life and Annuity persistency levels achieved in 2002 will be applied to 25% of each Domestic Marketing officer's base salary in accordance with the following grid:

Life Business	Bonus	Annuity Business	Bonus
Persistency	%	Persistency	%

Target - 4%	10%	Target - 1.00%	10%
Target - 3%	20%	Target - 0.75%	20%
Target - 2%	30%	Target - 0.50%	30%
Target - 1%	40%	Target - 0.25%	40%
Target	50%	Target	50%
Target + 1%	60%	Target + 0.25%	60%
Target + 2%	70%	Target + 0.50%	70%
Target + 3%	80%	Target + 0.75%	80%
Target + 4%	90%	Target + 1.00%	90%
Target + 5%	100%	Target + 1.25%	100%

Assuming an officer salary of $100,000 and 2002 persistency of Target + 1% for Life business and Target - 0.50% for Annuity business, the officer's 2002 persistency bonus component under the Program would be $22,500 ($100,000 x 25% x 60% for Life business plus $100,000 x 25% x 30% for Annuity business).

Target persistency, for purposes of this Program, will be the rolling persistency amounts calculated by Paul Facey using the 2002 through 2004 sales goals.

Expense Component (25% of base salary):

The expense component of the program is based upon actual expense management versus budgeted expenses. Budgeted expenses are those amounts approved by the Budget Committee as part of the annual budgeting process and include all cost centers associated with Domestic Marketing.

Based upon the approved budgeted expenses, the bonus percentage corresponding with the actual expense levels achieved in 2002 will be applied to 25% of each Domestic Marketing officer's base salary in accordance with the following grid:

Expense	Bonus
Management	%

104% of Budget	20%
103% of Budget	40%
102% of Budget	60%
101% of Budget	80%
Budget	100%
98% of Budget	120%
96% of Budget	140%
94% of Budget	160%
92% of Budget	180%
90% of Budget	200%

Assuming an officer salary of $100,000 and 2002 actual expenses at 96% of Budget, the officer's 2002 expense management bonus component under the Program would be $35,000 ($100,000 x 25% x 140%).

From the above examples, the officer with a $100,000 base salary would receive a 2002 bonus under the program of $112,500 ($55,000 sales plus $22,500 persistency plus $35,000 expense management) reflecting sales and expense management above "par" and persistency below "par".

Administration:

Bonus amounts under the program will be earned and paid monthly assuming "par" levels with true up for actual results performed quarterly. The quarterly true up of the bonus amount will be based upon year-to-date results. In the event that actual year-to-date results are below minimum Program performance factor levels, the Company may, at its discretion, suspend the monthly bonus payments until such time as the year-to-date results reach the minimum Program performance levels. Bonus amounts paid in a previous month(s) will not be recouped from the participants in the event of suspension of monthly payments except at the end of the Program year if unearned.